Exhibit 1.10

This Consent Solicitation is made for the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements in Portugal and the United Kingdom that are different from those of the United States of America. Financial statements included or incorporated by reference in the Consent Solicitation Memorandum, the Disclosure Annex or the Disclosure Annex Supplement have been prepared in accordance with International Financial Reporting Standards or other non-U.S. accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors are residents of foreign countries. You may not be able to sue a foreign company or its officers and directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The distribution of the Consent Solicitation Memorandum, the Disclosure Annex and the attached Disclosure Annex Supplement in certain jurisdictions may be restricted by law and persons into whose possession these documents come are requested to inform themselves about, and to observe, any such restrictions. No action has been or will be taken in any jurisdiction in relation to the Consent Solicitation that would permit a public offering of securities.

Nothing in these documents constitutes an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would be unlawful.

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DISCLOSURE ANNEX SUPPLEMENT

February 20, 2014

CONTENTS

•                  Definitions

•                  Incorporation by Reference

•                  Part 1: Updated Pro Forma Financial Statements of TmarPart, Oi and PT Portugal as of and for the Year Ended December 31, 2013

Important Notice

You should not assume that the information contained or incorporated by reference in this Disclosure Annex Supplement is accurate as of any date other than the date of this Disclosure Annex Supplement, or that the information incorporated by reference in this Disclosure Annex Supplement is accurate as of any date other than the date of the incorporated document. Nothing shall imply that the information herein is correct as of any date subsequent to the date of this Disclosure Annex Supplement.

This communication contains forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of Portugal Telecom, Oi or TmarPart, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements.  The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “target,” “goal” and similar expressions, as they relate to Portugal Telecom, Oi or TmarPart, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or results will actually occur. Such statements reflect the current views of management of Portugal Telecom, Oi and TmarPart, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Portugal Telecom, Oi, TmarPart or their affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph.  Undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made.  Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions, Portugal Telecom, Oi, TmarPart and their affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Portugal Telecom, Oi or TmarPart makes on related subjects in reports and communications Portugal Telecom, Oi and TmarPart file with the SEC.

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This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to (1) the proposed capital increase and related public offering of common shares and preferred shares by Oi, (2) the proposed merger of shares (incorporação de ações) between TmarPart, on the one hand, and Oi, on the other hand, and (3) the proposed merger (incorporação) of Portugal Telecom with and into TmarPart (these transactions, together with any other transactions related thereto, the “Business Combination”).

Oi may file a registration statement (including a prospectus) with the SEC for the offering of its common shares and preferred shares to be issued in connection with its proposed capital increase. Before you invest, you should read the prospectus in that registration statement and other documents Oi has filed with the SEC for more complete information about Oi and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus after filing if you request it by calling toll-free 1-855-672-2332.

In connection with the proposed merger of shares between TmarPart and Oi and the proposed merger of Portugal Telecom with and into TmarPart, TmarPart or one of its affiliates plans to file with the SEC (1) one or more registration statements on Form F-4, containing a prospectus or prospectuses which will be mailed to shareholders of Oi and/or Portugal Telecom, as applicable (other than non-U.S. persons as defined in the applicable rules of the SEC), and (2) other documents regarding the proposed Business Combination.

We urge investors and security holders to carefully read the relevant prospectuses and other relevant materials when they become available as they will contain important information about the proposed Business Combination.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the SEC’s website at www.sec.gov or from Portugal Telecom, Oi or TmarPart.

DEFINITIONS

Business Combination

The proposed business combination of, inter alia, PT, Oi and the Oi Holding Companies into a single Brazilian incorporated listed entity, as defined in “Part 4: Description of the Business Combination” of the Disclosure Annex.

Business Day	A day (other than a Saturday or Sunday) on which banks are open for general business in London and Lisbon and any TARGET Day.

Capital Increase	The capital increase by Oi, as described in “Part 4: Description of the Business Combination” of the Disclosure Annex.

Disclosure Annex	The Disclosure Annex, dated February 7, 2014, included in Portugal Telecom’s Report on Form 6-K furnished to the SEC on February 7, 2013.

IASB	International Accounting Standards Board.

IFRS	International Financial Reporting Standards, as issued by the IASB.

MEO	MEO — Serviços de Comunicações e Multimédia, S.A.

Oi	Oi S.A., a company organized under the laws of the Federative Republic of Brazil.

Oi Holding Companies	AG Telecom Participações S.A. or AG Telecom, Bratel Brasil S.A. or Bratel Brasil, Pasa Participações S.A., LF Tel S.A. or LF Tel, EDSP75 Participações S.A. and Telemar Participações S.A.

PT Comunicações	PT Comunicações, S.A.

PT or Portugal Telecom	Portugal Telecom, SGPS, S.A.

PT Portugal	PT Portugal SGPS, S.A.

SEC	The United States Securities and Exchange Commission.

Telemar	Telemar Norte Leste S.A., a wholly-owned subsidiary of Oi.

TmarPart	Telemar Participações S.A., a company organized under the laws of the Federative Republic of Brazil.

INCORPORATION BY REFERENCE

This Disclosure Annex Supplement contains important information which should be read carefully together with the Consent Solicitation Memorandum, the Disclosure Annex and this Disclosure Annex Supplement.  This Disclosure Annex Supplement, included the documents incorporated by reference herein listed below, are incorporated hereby by reference in the Consent Solicitation Memorandum.

The following documents shall be incorporated in, and form part of, this Disclosure Annex Supplement, except for any information superseded by information contained directly in this Disclosure Annex Supplement:

a)                                     Portugal Telecom’s Full Year 2013 Earnings Release for the year ended December 31, 2013, included in its Report on Form 6-K furnished to the SEC on February 19, 2014; and

b)                                     Oi’s 4Q2013 Quarterly Report, Consolidated Information and Earnings, included in its Report on Form 6-K furnished to the SEC on February 19, 2014.

PART 1
UPDATED PRO FORMA FINANCIAL STATEMENTS OF TMARPART, OI AND PT PORTUGAL AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2013

Unaudited Pro Forma Consolidated Condensed Financial Information

The unaudited pro forma consolidated condensed financial information of Oi and TmarPart presented below has been derived from:

•                  the historical consolidated financial statements of Oi as of December 31, 2013 and for the years then ended, prepared in accordance with Brazilian GAAP, which are not included in this Disclosure Annex Supplement;

•                  the historical consolidated financial statements of TmarPart as of December 31, 2013 and for the year then ended, prepared in accordance with IFRS, which are not included in this Disclosure Annex Supplement; and

•                  the historical consolidated financial statements of Portugal Telecom as of December 31, 2013 and for the year then ended, prepared in accordance with IFRS, which are not included in this Disclosure Annex Supplement.

The unaudited pro forma consolidated condensed financial information of PT Portugal presented below has been derived from the historical stand-alone consolidated financial statements of PT Portugal as of December 31, 2013 and for the year then ended, prepared in accordance with accounting principles generally accepted in Portugal (“Portuguese GAAP”), which are not included in this Disclosure Annex Supplement.  Portuguese GAAP is substantially consistent with IFRS, except, insofar as it relates to PT Portugal, in respect of the accounting for investments in subsidiaries and associated companies using the equity method and accounting for subsidies for investments.

As described in “Part 4: Description of the Business Combination” of the Disclosure Annex, TmarPart will undertake an issuance and sale of convertible debt to recapitalize the company and permit TmarPart to pay all of its outstanding indebtedness prior to the merger of shares and the merger. As described under the caption “Part 4: Description of the Business Combination” of the Disclosure Annex, the Capital Increase, the merger of shares and the merger are steps in the Business Combination of TmarPart, Oi and Portugal Telecom. The Business Combination is expected to result in (1) Oi owning the assets comprising Portugal Telecom’s operations in Portugal and Africa, (2) Oi being a wholly-owned subsidiary of TmarPart, and (3) the shareholders of Oi and Portugal Telecom becoming shareholders of TmarPart.

The unaudited pro forma consolidated condensed financial information of Oi and TmarPart were prepared as if:

•                  the issuance of the TmarPart debentures described in the notes to the unaudited pro forma consolidated condensed financial statements included below and the use of the proceeds thereof this issuance;

•                  the Capital Increase, including the transfer of all of the shares of PT Portugal to Oi in exchange for Oi common shares and Oi preferred shares to be issued in the Capital Increase;

•                  the merger of shares;

•                  the merger of TmarPart and Oi with the Oi Holding Companies that hold their shares; and

•                  the merger,

had been completed on December 31, 2013 for purposes of the unaudited pro forma balance sheet as of December 31, 2013, and on January 1, 2013 for purposes of the unaudited pro forma statements of operations for the year ended December 31, 2013. The pro forma assumptions and adjustments are described in the accompanying notes presented below.

The unaudited pro forma consolidated condensed financial information of PT Portugal was prepared to give effect to (1) the transfer of all of Portugal Telecom’s operating assets, except interests held directly or indirectly in TmarPart, Oi and Contax Holding, to PT Portugal, and (2) the assumption by PT Portugal of all of Portugal Telecom’s liabilities, as if such transactions had been completed on December 31, 2013 for purposes of the unaudited pro forma balance sheet as of December 31, 2013, and on January 1, 2013 for purposes of the unaudited pro forma statements of operations for the year ended December 31, 2013. The pro forma assumptions and adjustments are described in the accompanying notes presented below.

The unaudited pro forma consolidated condensed financial information should be read in conjunction with the accompanying notes presented below and the other information included in, or incorporated or to be incorporated by reference into, the Disclosure Annex and this Disclosure Annex Supplement.

The unaudited pro forma consolidated condensed financial information of Oi and TmarPart is provided for illustrative purposes only and does not purport to represent, and you should not rely on the unaudited pro forma consolidated condensed financial information as an indication of (1) what the actual consolidated results of operations or the consolidated financial position of Oi would have been had the Capital Increase occurred on the dates assumed, (2) what the actual consolidated results of operations or the consolidated financial position of TmarPart would have been had the issuance of the TmarPart debentures and the use of the proceeds of this issuance, the Capital Increase, the merger of shares, the Oi Holding Companies’ mergers and the merger occurred on the dates assumed, or (3) Oi’s or TmarPart’s future consolidated results of operations or financial position.

Similarly, the unaudited pro forma consolidated condensed financial information of PT Portugal is provided for illustrative purposes only and does not purport to represent, and you should not rely on the unaudited pro forma consolidated condensed financial information as an indication of (1) what the actual consolidated results of operations or the consolidated financial position of PT Portugal would have been had the expected restructuring of PT Portugal’s assets and liabilities in preparation for the Capital Increase or the Capital Increase itself had occurred on the dates assumed or (3) PT Portugal’s future consolidated results of operations or financial position.

The unaudited pro forma consolidated condensed financial information does not reflect, for example, (1) any integration costs that may be incurred as a result of the transfer of all of the shares of PT Portugal to Oi, the merger of shares and the merger, (2) any synergies, operating efficiencies and cost savings that may result from this transaction, (3) any effects of the merger of shares described under “Part 4: Description of the Business Combination—Reasons for the Business Combination” of the Disclosure Annex, (4) any benefits that may be derived from the combined company’s growth prospects, or (5) changes in rates for services or exchange rates subsequent to the dates of this unaudited pro forma consolidated condensed financial information. The parties to the Business Combination have not completed the transactions described above. Accordingly, additional liabilities may be incurred in connection with these transactions. Any additional liabilities and costs have not been reflected in the unaudited pro forma consolidated condensed financial information because information necessary to reasonably estimate such costs is not yet available.

You should be aware that the unaudited pro forma consolidated condensed financial information included in this Disclosure Annex Supplement has not been audited by the auditors of Oi, TmarPart and PT Portugal and that, accordingly, the auditors have not issued any audit report on the contents of such unaudited pro forma consolidated condensed financial information, or the basis upon which it has been prepared. The unaudited pro forma consolidated condensed financial information included in this Disclosure Annex Supplement is solely based on assumptions and estimates made by Portugal Telecom or Oi or TmarPart, as the case may be, and no person takes any responsibility or liability for the contents of such unaudited pro forma consolidated condensed financial information or the basis of preparation. Please refer to “Part RF: Risk Factors—Risks Related to the Business Combination—Unaudited Pro Forma Consolidated Condensed Financial Information” of the Disclosure Annex.

Unaudited Pro Forma Consolidated Condensed Financial Information of TmarPart Under IFRS

As of and for the Year Ended December 31, 2013

(in millions of euros)

PRO FORMA INFORMATION	TmarPart prior to the Business Combination	TmarPart after the Business Combination

ASSETS
Cash, cash equivalents and cash investments	944	2,119
Derivatives financial instruments	636	636
Accounts receivable	2,724	3,893
Taxes receivable	1,008	1,082
Judicial deposits	3,796	3,797
Financial investments	53	1,240
Goodwill	—	1,185
Intangible assets	4,542	9,431
Property plant and equipment	7,959	11,397
Deferred taxes	1,374	1,177
Other non-current assets	1,031	915
Total Assets	24,068	36,873

LIABILITIES
Gross debt	12,007	16,204
Derivatives financial instruments	174	174
Payables and accrued expenses	2,109	3,053
Taxes payable	1,662	1,742
Provisions	1,729	1,841
Deferred taxes	—	244
Other non-current liabilities	1,306	2,557
Total liabilities	18,986	25,815

EQUITY
Attributable to controlling shareholders	331	10,668
Attributable to non-controlling shareholders	4,751	389
Total equity	5,082	11,057
Total liabilities and equity	24,068	36,873

Unaudited Pro Forma Consolidated Condensed Financial Information of TmarPart Under IFRS

As of and for the Year Ended December 31, 2013

(in millions of euros)

PRO FORMA INFORMATION	TmarPart prior to the Business Combination	TmarPart after the Business Combination

Net operating revenues	9,908	12,783
Cost of sales and services	(5,782)	(7,999)
Gross profit	4,127	4,784
Operating income (expenses):
Equity Method	(6)	350
Selling expenses	(1,936)	(2,171)
General and administrative expenses	(1,282)	(1,838)
Other operating income	1,090	1,134
Other operating expenses	(669)	(709)
	(2,802)	(3,234)
Profit before financial income (expenses) and taxes	1,325	1,550
Financial income (expenses):
Financial income	487	636
Financial expenses	(1,737)	(2,223)
Pre-tax profit	74	(36)

Current	(146)	(204)
Deferred	133	253
Profit for the year	61	13
Profit attributable to controlling shareholders	(94)	(23)
Profit attributable to non-controlling shareholders	155	36

OTHER FINANCIAL INFORMATION:
EBITDA (1)	3,334	4,764
CAPEX	2,179	2,768
EBITDA - CAPEX	1,155	1,996

(1)                                 See Note 3.C. below for the definition of EBITDA.

Notes to the Unaudited Pro Forma Consolidated Condensed Financial Information of TmarPart

1.                                      TmarPart prior to the completion of the Business Combination corresponds to the financial statements reported by TmarPart for the year ended December 31, 2013, prior to the Capital Increase and any restructuring or other transactions in connection with this Capital Increase.

2.                                      TmarPart after the completion of the Business Combination corresponds to the financial statements of TmarPart, which controls and fully consolidates Oi, adjusted for the following:

A.                                       The issuance of TmarPart debentures in an aggregate principal amount of R$3,428 million, subscribed by AG Telecom and LF Tel, the proceeds of which TmarPart will use to redeem its outstanding net debt, but maintaining a certain level of cash balances to pay accrued interest in connection with this debt.

B.                                       The same effects mentioned above relating to the Capital Increase, except that instead of resulting in an increase of share capital, the Capital Increase would result in an increase of non-controlling interests, as the Capital Increase is expected to be subscribed for by investors other than TmarPart.

C.                                       The merger of Oi, which for accounting purposes would consist only of eliminating the equity and earnings attributable to non-controlling interests of TmarPart relating to the shares of Oi held by investors other than TmarPart as these shares of Oi are expected to be exchanged for shares of TmarPart in the merger of shares.

D.                                       The mergers of AG, LF and Bratel Brasil, the controlling shareholders of TmarPart, consisting primarily of (1) the recognition on the balance sheet of TmarPart of a tax benefit amounting to R$1.7 billion on the goodwill generated by those companies in acquisitions of investments in Oi undertaken in prior years, and (2) the recognition in the income statement of TmarPart of certain general and administrative expenses of R$5 million that AG, LF and Bratel Brasil incurred during the year ended December 31, 2013.

E.                                        The merger of Portugal Telecom, the effects of which reflect only the recognition in the income statement of TmarPart of certain general and administrative expenses of R$34 million incurred by this company in the period, as immediately prior to the merger, Portugal Telecom will have no assets or liabilities other than its investment in TmarPart at the moment of the merger.

3.                                      Other notes:

A.                                       All information is presented in Euros and translated to Brazilian Reais in accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates, based on the exchange rate as of December 31, 2013 for balance sheet purposes (R$3.26 = €1.00) and on the average exchange rate for the year ended December 31, 2013 (R$2.87 = €1.00).

B.                                       Both balance sheet and income statement (including EBITDA figures) are presented based on the formats used in Brazil to report financial information.

C.                                       EBITDA is defined as Profit before financial income (expenses) and taxes plus depreciation and amortization expenses.  EBITDA is not presented as, and should not be considered as, an alternative measure of operating results or cash flows from operations (as determined by Brazilian GAAP or IFRS), but is a widely used financial indicator of a company’s ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily comparable to similarly titled measures disclosed by PT or by other companies in the industry.  The amounts of the depreciation and amortization expenses correspond to Euro 2,003 million and Euro 3,207 million in relation to TmarPart prior to and after the Business Combination, respectively.

Unaudited Pro Forma Consolidated Condensed Financial Information of Oi Under Brazilian GAAP

As of and for the Year December 31, 2013

(in millions of euros)

PRO FORMA INFORMATION	Oi prior to the Capital Increase	Oi after the Capital Increase

ASSETS
Cash and cash equivalents	926	2,029
Derivatives financial instruments	636	636
Accounts receivable	2,724	3,893
Taxes receivable	1,005	1,075
Judicial deposits	3,796	3,796
Financial investments	53	1,240
Goodwill	—	1,185
Intangible assets	1,203	6,091
Property plant and equipment	7,609	11,047
Deferred taxes	2,540	1,821
Other non-current assets	1,025	908
Total Assets	21,518	33,725

LIABILITIES
Gross debt	11,006	16,204
Derivatives financial instruments	174	174
Payables and accrued expenses	2,108	3,052
Taxes payable	1,661	1,742
Provisions	1,724	1,835
Deferred taxes	—	244
Other non-current liabilities	1,306	2,555
Total liabilities	17,980	25,805

EQUITY
Attributable to controlling shareholders	3,538	7,530
Attributable to non-controlling shareholders	—	389
Total equity	3,538	7,919
Total liabilities and equity	21,518	33,725

Unaudited Pro Forma Consolidated Condensed Financial Information of Oi Under Brazilian GAAP

As of and for the Year Ended December 31, 2013

(in millions of euros)

PRO FORMA INFORMATION	Oi prior to the Capital Increase	Oi after the Capital Increase

Net operating revenues	9,908	12,783
Cost of sales and services	(5,320)	(7,537)
Gross profit	4,589	5,246
Operating income (expenses):
Equity Method	(6)	350
Selling expenses	(1,936)	(2,171)
General and administrative expenses	(1,227)	(1,770)
Other operating income	1,090	1,134
Other operating expenses	(667)	(707)
	(2,746)	(3,164)
Profit before financial income (expenses) and taxes	1,843	2,083
Financial income (expenses):
Financial income	479	629
Financial expenses	(1,621)	(2,106)
Pre-tax profit	701	605
Income tax and social contribution
Current	(146)	(203)
Deferred	(35)	84
Profit for the year	520	486
Profit attributable to controlling shareholders	520	450
Profit attributable to non-controlling shareholders	—	36

OTHER FINANCIAL INFORMATION:
EBITDA (1)	3,341	4,784
CAPEX	2,179	2,768
EBITDA - CAPEX	1,162	2,017

(1)                                 See Note 3.C. below for the definition of EBITDA.

Notes to the Unaudited Pro Forma Consolidated Condensed Financial Information of Oi

1.                                      Oi prior to its Capital Increase corresponds to the financial statements reported by Oi for the year ended December 31, 2013, prior to any restructuring or other transactions in connection with the Capital Increase.

2.                                      Oi after its Capital Increase reflects the share Capital Increase to be undertaken by Oi as follows:

A.                                       The Capital Increase through PT assets, the fair value of which amounts to R$6.1 billion, equivalent to an estimated valuation of the Euro 1.75 billion of the PT assets to be transferred in the Capital Increase, representing the midpoint of the estimated range of valuations set forth in the Memorandum of Understanding, dated October 1, 2013 (“MOU”), relating to the Business Combination, translated to Reais based on the exchange rate as of December 31, 2013 (R$3.26 = €1.00). In connection with this Capital Increase, Oi performed an estimated preliminary purchase price allocation in relation to the acquisition of PT assets, which would result in the recognition of fair value adjustments in relation to the concession and licenses held by the Portuguese wireline and mobile businesses, respectively, the customer lists of both these businesses and the equity investment in Unitel, S.A.R.L., or Unitel. In the pro forma income statement information, these fair value adjustments would be amortized based on concession/licenses periods and, in the case of customer lists, for a 5-year period.

B.                                       The cash Capital Increase of an estimated R$8,000 million, the estimated amount set forth in the MOU, the proceeds of which are expected to be used to repay short-term debt, net of estimated Capital Increase costs amounting to R$350 million.

3.                                      Other notes:

A.                                       All information is presented in Euros and translated to Brazilian Reais in accordance with CPC 02 The Effects of Changes in Foreign Exchange Rates, of the Brazilian Committee for Accounting Pronouncements (Comitê de Pronunciamentos Contábeis), based on the exchange rate as of December 31, 2013 for balance sheet purposes (R$3.26 = €1.00) and on the average exchange rate for the year ended December 31, 2013 (R$2.87 = €1.00).

B.                                       Both balance sheet and income statement (including EBITDA figures) are presented based on the formats used in Brazil to report financial information.

C.                                       EBITDA is defined as Profit before financial income (expenses) and taxes plus depreciation and amortization expenses.  EBITDA is not presented as, and should not be considered as, an alternative measure of operating results or cash flows from operations (as determined by Brazilian GAAP or IFRS), but is a widely used financial indicator of a company’s ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily comparable to similarly titled measures disclosed by PT or by other companies in the industry.  The amounts of the depreciation and amortization expenses correspond to Euro 1,492 million and Euro 2,696 million in relation to Oi prior to and after its Capital Increase.

Unaudited Pro Forma Consolidated Condensed Financial Information of PT Portugal

As of and for the Year Ended December 31, 2013

(in millions of euros)

PRO FORMA INFORMATION	PT Portugal prior to the Capital Increase (standalone)	PT Portugal after the Capital Increase (consolidated)

ASSETS
Cash and cash equivalents	0	1,103
Derivatives financial instruments	—	—
Accounts receivable	90	1,169
Taxes receivable	—	71
Judicial deposits	—	—
Financial investments	4,790	1,187
Goodwill	1,963	2,763
Intangible assets	—	2,581
Property plant and equipment	—	3,438
Deferred taxes	—	356
Other non-current assets	3,872	163
Total Assets	10,714	12,833

LIABILITIES
Gross debt	3,635	7,371
Derivatives financial instruments	—	—
Payables and accrued expenses	75	1,119
Taxes payable	—	80
Provisions	—	91
Deferred taxes	—	784
Other non-current liabilities	1,735	1,249
Total liabilities	5,444	10,694

EQUITY
Attributable to controlling shareholders	5,270	1,750
Attributable to non-controlling shareholders	—	389
Total equity	5,270	2,139
Total liabilities and equity	10,714	12,833

Unaudited Pro Forma Consolidated Condensed Financial Information of PT Portugal

As of and for the Year Ended December 31, 2013

(in millions of euros)

PRO FORMA INFORMATION	PT Portugal prior to the Capital Increase (standalone)	PT Portugal after the Capital Increase (consolidated)

Revenues	—	2,911

Opex
Wages and salaries	3	387
Direct costs	—	459
Commercial costs	—	310
Supplies, external services and other expenses	0	513
Indirect taxes	0	42
Provisions and adjustments	—	26
	3	1,737
EBITDA(1)	(3)	1,174
Other costs, net
Depreciation and amortization	—	918
Post retirement costs	—	40
Curtailment costs	—	127
Other costs, net	—	(77)
Profit before financial income (expenses) and taxes	(3)	166
Financial income (expenses):
Net interest expenses	(10)	257
Equity in affiliated companies	101	(359)
Equity in joint-ventures companies	—	—
Other financial expenses	—	79
	91	(23)
Pre-tax profit	(93)	189
Income tax	(2)	7
Profit for the year	(96)	182
Profit attributable to controlling shareholders	(96)	146
Profit attributable to non-controlling shareholders	—	36

OTHER FINANCIAL INFORMATION:
EBITDA(1)		1,174
CAPEX		589
EBITDA - CAPEX		585

(1)           See Note 3.A. for the definition of EBITDA.

Notes to the Unaudited Pro Forma Consolidated Condensed Financial Information of PT Portugal

1.                                      PT Portugal prior to the Capital Increase reflects the unaudited standalone balance sheet and income statement of PT Portugal as of and for the year ended on December 31, 2013, and prior to any restructuring or other transactions in connection with the Capital Increase. As long as Portugal Telecom is not merged into TmarPart, PT Portugal is not required to present consolidated financial statements as Portugal Telecom already presents consolidated financial statements, including PT Portugal and all its subsidiaries. The standalone financial statements are prepared in accordance with accounting principles generally accepted in Portugal (“Portuguese GAAP”), which are substantially consistent with IFRS, except, insofar as it relates to PT Portugal, in respect of the accounting for investments in subsidiaries and associated companies using the equity method and the accounting for subsidies for investments.

2.                                      PT Portugal after the Capital Increase reflects the unaudited standalone financial statements of PT Portugal as of December 31, 2013, adjusted for (on an IFRS basis) the expected restructuring of PT Portugal in preparation for the Capital Increase:

A.                                       The elimination of the investments in Oi, Contax and its controlling shareholders, which are held by PT Portugal indirectly through Bratel Brasil, an indirect subsidiary of PT Portugal.

B.                                       The consolidation of all subsidiaries of the Portugal Telecom group, except for PT’s interests in Oi, Contax and its controlling shareholders, as mentioned above. For subsidiaries and associated companies that will be acquired by PT Portugal in the restructuring, a preliminary unaudited purchase price allocation has been made, including the accounting for the investments in certain equity investments based on their carrying value on the books of Africatel GmbH (a wholly owned subsidiary of Portugal Telecom) as of December 31, 2013, following a sale of these investments between group companies.

C.                                       The use of cash equivalents amounting to Euro 1,470 million to capitalize Oi’s controlling shareholders, namely TmarPart, AG and LF, thus reducing the value of the net assets of PT Portugal and its consolidated subsidiaries. These cash equivalents are expected to be used to purchase debentures of PASA Participações S.A. and of EDSP75 Participações S.A. for a total amount of Euro 1,470 million (R$4,788 million), which debentures are then expected to be converted into shares.

D.                                       The write-off of deferred tax assets, amounting to Euro 208 million, which relate to tax loss carryforwards that will no longer be realized following the merger of Portugal Telecom into Oi and thus cannot be transferred to PT Portugal.

3.             Other notes:

A.                                    EBITDA is defined as Profit before financial income (expenses) and taxes plus Depreciation and amortization expenses plus Post retirement costs plus Curtailment costs plus Losses (gains) on disposal of fixed assets, net plus Other costs, net, in each case as set forth in the pro forma income statement above.  EBITDA is not presented as, and should not be considered as, an alternative measure of operating results or cash flows from operations (as determined by Brazilian GAAP or IFRS), but is a widely used financial indicator of a company’s ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily comparable to similarly titled measures disclosed by Portugal Telecom or by other companies in the industry.